UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

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THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d) - Election of Jane D. Carlin

Effective December 5, 2016, Jane D. Carlin, 60, was elected to the Board of Directors of The Hanover Insurance Group, Inc. (the “Company”).

Over the course of her career, Carlin has served in senior roles with leading companies, including Morgan Stanley Group Inc. and Credit Suisse Group AG.  At Morgan Stanley, she held a number of leadership positions, from 2006 to 2012, and previously from 1987 to 2003, when she served as managing director and deputy general counsel.  Most recently, she was managing director, global head of financial holding company governance and assurance.  From 2003 to 2006, Carlin was managing director and global head of bank operational risk oversight at Credit Suisse.  Since 2014, Ms. Carlin has served as an advisor to the chief risk and compliance office at Bloomberg L.P., and from 2012 to 2015 served as a consultant to Bridgewater Associates, LP.

In 2010, Carlin was appointed by the U.S. Treasury Department as chair of the Financial Services Sector Coordinating Council for Critical Infrastructure Protection and Homeland Security (FSSCC) and served in that role until 2012. Prior to that, from 2009 to 2010, she served as vice chair of the FSSCC and as chair of its Cyber Security Committee.

Ms. Carlin serves as a director of PHH Corporation (NYSE: PHH) and iShares Inc., and as a trustee of iShares Trust and iShares U.S. ETF Trust.

Ms. Carlin will serve in the class of directors whose term expires at the Company’s 2017 annual meeting of shareholders.  At this time, Ms. Carlin has not been appointed to any of the Board’s standing committees.

Ms. Carlin will receive the same compensation for her service on the Company’s Board of Directors as the Company’s other non-employee directors, as described in Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on July 29, 2016, but prorated to reflect that she was appointed mid-term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.

(Registrant)

Date: December 5, 2016	By:	/s/ J. Kendall Huber
Name: J. Kendall Huber
Title: Executive Vice President, General Counsel and Asst. Secretary